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                                                           FOR IMMEDIATE RELEASE
                                                       CONTACT:  J. CARY FINDLAY
                                                                    864/427-9004

                       CONSO INTERNATIONAL TO BE ACQUIRED
                               FOR $9.00 PER SHARE

         UNION, SC (October 6, 1999) - Conso International Corporation (Nasdaq
NMS: CNSO) today announced the execution of a definitive merger agreement under which an investor group including Conso's senior managers will acquire Conso for $9.00 per share.

         The transaction, which is structured as a merger of a newly-formed acquisition company into Conso and will be accounted for as a recapitalization of Conso, has been approved by Conso's Board of Directors on the recommendation of a Special Committee of outside directors. Subject to shareholder approval and other closing conditions, the transaction is expected to be completed in late 1999 or early 2000. Under the merger agreement, each share of Conso's common stock (other than a portion of the shares held by J. Cary Findlay, Conso's Chairman and Chief Executive Officer, which would be converted to equity in the surviving company) would be converted into the right to receive $9.00 in cash.

         The merger is subject to customary terms and conditions, including approval by Conso's shareholders, the expiration of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, and the receipt of funding under financing commitments. Commitments for senior and subordinated debt financing for the merger have been provided by SunTrust Bank, Atlanta and SunTrust Bank, Inc., respectively, subject to customary closing conditions.

         Conso will file proxy materials and related documents with the Securities and Exchange Commission and, after any SEC review, call a special meeting of shareholders to consider the merger. In light of the proposed transaction, Conso has decided to postpone its annual meeting of shareholders previously scheduled for November 9, 1999. The date for the special meeting of shareholders has not yet been determined, but will likely be in December 1999 or January 2000.

         "This transaction represents an outstanding opportunity for all of Conso's shareholders," said Findlay. "We have been very disappointed in the valuation of our stock in the trading market; this transaction will provide a significant cash premium over market prices during the past year and a premium of 78% over Tuesday's closing price. I also believe the partnership of the investor group, which will include our senior management team and Citicorp Venture Capital Ltd., will be good for Conso's continuing business. I have agreed to retain a significant financial interest in the company and to continue as Conso's Chief Executive Officer in order to make this deal work and obtain a premium price for all of our shareholders."

         Conso is the world's largest manufacturer of decorative trimmings for the home furnishings industry and, through its subsidiary Simplicity Pattern Co., is a leading designer of patterns and other instructional material for home sewing of apparel, home decorating and crafts.